EXHIBIT 99.1

For Immediate Release	Contacts:
May 7, 2007	Tom Schaffner, Unified Western Grocers (323) 264-5200 (ext. 4150)
(1:45 p.m. PDT)	Bob Hutchins, Associated Grocers (206) 763-7966

Unified Western Grocers Signs Letter of Understanding with Associated Grocers

(LOS ANGELES) — Unified Western Grocers, Inc. (Unified) announced today it has signed a letter of understanding to purchase certain assets and assume certain liabilities of Associated Grocers, Inc. (AG), Seattle, Wash. Terms of the potential transaction were not disclosed.

The transaction is subject to completion of due diligence, the execution of a definitive purchase agreement, approval by Board of Directors of AG and Unified, AG shareholders, as well as federal and state regulatory agencies. No closing date has been established; however the parties are expecting to complete the transaction late this summer.

“This transaction benefits both organizations,” said Alfred A. Plamann, president and chief executive officer, Unified Western Grocers. “Both companies are structured as cooperatives, both have a long history of successfully serving and supporting the growth of independent grocery retailers throughout the Pacific Northwest and both organizations and their shareholders can greatly benefit from the efficiencies and synergies that will result from a combination of these two companies. The Board and Management of Unified Western Grocers are very enthusiastic to complete this transaction.”

John Runyan, president and chief executive officer, Associated Grocers, said, “Since joining AG on October 2, 2005, I have enjoyed meeting our customers, visiting their stores and understanding their needs. The changes and progress we have made in strengthening both retail and wholesale businesses will now be enhanced by bringing together the best of both companies. Combining AG’s and Unified’s strengths will create a very competitive grocery industry force for independents in the Western United States.”

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5200 Sheila Street – Commerce – California 90040 – Tel: (323) 264-5200

Mailing Address: P.O. Box 513396 – Los Angeles – CA 90051-1396

PAGE 2 — UNIFIED WESTERN GROCERS SIGNS LETTER OF UNDERSTANDING WITH ASSOCIATED GROCERS

About Unified Western Grocers, Inc.

Founded in 1922, Unified Western Grocers, Inc. is a retailer-owned wholesale grocery distributor that supplies independent retailers throughout the Western United States. Unified and its subsidiaries, which generated approximately $3 billion in sales during fiscal 2006, offer independent retailers all the resources they need to compete in the supermarket industry.

About Associated Grocers, Inc.

Associated Grocers, Inc. is a wholesaler providing food, nonfood, general merchandise and retail services to stores throughout Washington, Oregon, Alaska, Hawaii, Guam, and the Pacific Rim. Since its founding in 1934, AG has leveraged its group buying power to facilitate the success of its over 320 customer locations. AG procures and distributes a comprehensive selection of fresh foods and traditional supermarket commodities including: grocery, meat, produce, deli, natural, specialty, ethnic, service deli, service bakery, health and beauty care, and general merchandise.

This press release contains forward-looking statements with respect to benefits expected to be derived from the proposed transaction. There are a variety of factors which could cause actual results to differ materially from those anticipated by the statements above. These factors are outlined in the Unified’s Form 10-Q and other interim reports filed with the Securities and Exchange Commission. Furthermore, Unified undertakes no obligation to update, amend or clarify forward-looking statements whether as a result of new information, future events, or otherwise.